                                                Registration No. 333-
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               ------------------


                          ANCHOR BANCORP WISCONSIN INC.
             (Exact name of registrant as specified in its charter)


              Wisconsin                                        39-1726871
    (State or other jurisdiction                            (I.R.S. Employer
   of incorporation or organization)                      Identification No.)


               25 West Main Street
                Madison, Wisconsin                               53703
     (Address of principal executive offices)                  (Zip Code)


                  FCB Financial Corp. 1998 Incentive Stock Plan
            FCB Financial Corp. 1993 Stock Option and Incentive Plan OSB Financial Corp. 1992 Stock Option and Incentive Plan
                            (Full title of the plan)



                              Douglas J. Timmerman
                 Chairman, President and Chief Executive Officer
                          Anchor BanCorp Wisconsin Inc.
                               25 West Main Street
                                Madison, WI 53703
                                 (608) 252-8700
                 (Name, address and telephone number, including
                        area code, of agent for service)


                                 With Copies To:


   Mark. D. Timmerman, Esq.                    Andrew J. Guzikowski, Esq.
   Assistant Secretary  and                    Whyte Hirschboeck Dudek S.C.
    General Counsel                            111 East Wisconsin Avenue
   Anchor BanCorp Wisconsin Inc.               Suite 2100
   25 West Main Street                         Milwaukee, WI 53202
   Madison, WI 53703


--------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE



                                    Proposed
                                    Maximum      Proposed
                                    Offering     Maximum
   Title of            Amount        Price      Aggregate     Amount of
Securities to          to be          Per       Offering    Registration
be Registered      Registered(1)    Share(2)     Price(2)        Fee (2)
--------------------------------------------------------------------------

Common Stock,          420,807       $18.00    $7,574,526     $2,105.72
 $0.10 par value       shares


Series A Preferred     420,807         n/a         n/a           n/a
 Share Purchase        rights
 Rights (3)

------------------------

(1) Represents shares subject to options to purchase the common stock of FCB Financial Corp. ("FCBF") that were previously issued by FCBF to its employees and directors under the FCB Financial Corp. 1998 Incentive Stock Plan, the FCB Financial Corp. 1993 Stock Option and Incentive Plan, and the OSB Financial Corp. 1992 Stock Option and Incentive Plan (collectively, the "FCB Option Plans"). FCB's obligations under these outstanding options were assumed by the Registrant pursuant to the terms of an Agreement and Plan of Merger dated January 5, 1999 (the "Agreement"), by and between the Registrant and FCB calling for the merger of FCB with and into the Registrant, which merger was consummated on June 7, 1999. The "Amount to be Registered" is derived from the number of shares of FCB common stock issuable pursuant to the options assumed, after applying the provision of the Agreement which provided that, at the effective time of the merger, each outstanding option under the FCB Option Plans was converted into an option to purchase 1.83 shares of the Registrant's common stock, with fractional shares to be rounded up to the nearest whole share), at a price per share equal to the exercise price per share of the original FCB option divided by 1.83, rounded down to the nearest whole cent. The converted options to purchase the Registrant's common stock are exercisable at a weighted-average price of $11.04 per share.

(2) Computed in accordance with Rule 457 under the Securities Act of 1933, as amended, based upon the average of the high ($18.25) and low ($17.75) prices of the Registrant's common stock as reported on The Nasdaq Stock Market on June 14, 1999.

(3) Pursuant to the Rights Agreement, dated as of July 22, 1997, between the Registrant and Firstar Bank Milwaukee, N.A. (as successor to Firstar Trust Company), as rights agent, the value attributable to the Series A Preferred Share Purchase Rights is reflected in the market price of the Registrant's common stock to which the rights are attached.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the "Commission") as part of this Form S-8 Registration Statement.



                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by Reference.

         The following documents filed with the Commission (File No. 0-20006) by Anchor BanCorp Wisconsin Inc. (the "Company") are hereby incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K for the year ended March 31, 1999.

         2. The Company's Current Reports on Form 8-K, dated January 5, 1999 and June 7, 1999.

         3. The description of the Company's Common Stock, $0.10 par value, contained under the caption "Description of Capital Stock" in the Company's Registration Statement on Form S-1 dated March 19, 1992, including any amendment or report filed for the purpose of updating such description.

         4. The Company's Registration Statement on Form 8-A, dated July 28, 1997, relating to the Series A Preferred Share Purchase Rights associated with the Company's common stock.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.


Item 4.   Description of Securities.

             Not applicable.


Item 5.   Interests of Named Experts and Counsel.

             Not applicable.

Item 6.   Indemnification of Directors and Officers.

Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law ("WBCL") relate to indemnification and insurance. These provisions provide that a Wisconsin corporation shall indemnify a director or officer, to the extent he or she has been successful on the merits or otherwise in the defense of a proceeding for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation. In all other cases, a Wisconsin corporation shall indemnify a director or officer against liability incurred by a director or officer in a proceeding to which the director or officer was a party because he or she is a director of officer of the corporation, unless liability was incurred because the director or officer breached or failed to perform a duty he or she owes to the corporation and the breach or failure to perform constitutes any of the following: (1) a willful failure to deal fairly with the corporation or its stockholders in connection with a matter in which the director or officer has a material conflict of interest, (2) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful, (3) a transaction from which the director or officer derived an improper personal profit, or (4) willful misconduct (the foregoing, which are enumerated in ss.180.0851(2)(a)1, 2, 3 and 4 of the WBCL, are hereinafter collectively referred to as a "Breach of Duty").

         Registrant's Bylaws require indemnification of officers, directors, employees, and agents, even if they are not successful defending any such action, unless there is a final judicial determination that the officer, director, employee, or agent committed a Breach of Duty to the Registrant. Registrant's Bylaws make detailed provision for such indemnification. In summary, Article VI of Registrant's Bylaws provides:

         Bylaw ss.6.1 provides certain definitions applicable to the indemnification provisions of Article VI. In particular:

                  "Director or officer" includes (i) a former or current director or officer of the Registrant; (ii) an individual who, while a director or officer of the Registrant, is or was serving at the Registrant's request as a director, officer, partner, trustee, member of any government or decision-making committee, employee or agent of another corporation or other entity; (iii) an individual who, while a director or officer of the Registrant, is or was serving an employee benefit plan of the Registrant because his duties to the Registrant also impose duties on or otherwise involve services by, the person to the plan or to participants in or beneficiaries of the plan; and (iv) the estate or personal representative of a director or officer.

                  "Expenses" includes fees, costs, charges, disbursements, attorneys fees and any other expenses incurred in connection with a proceeding.

                  "Liability" includes the obligation to pay a judgment, settlement, penalty, assessment, forfeiture or fine, including an excise tax assessed with respect to an employee benefit plan.

                  "Proceeding" means any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal and including any appeal, which involves foreign, federal, state or local law, which is brought by any person.

         Bylaw ss.6.2 provides for the following:

                  The right to indemnification upon written request of a director or officer to the fullest extent authorized by the WBCL against any and all liability and expense actually incurred in connection with a proceeding to which any such person shall have become subject because he is a director or officer of the Registrant or arising from his status as such.

                  That the Registrant may not indemnify any director or officer against any liabilities or expenses unless it is determined by or on behalf of the Registrant that the director or officer did not breach or fail to perform a duty owed to the Registrant which constitutes a Breach of Duty.

                  That the Registrant shall not indemnify any such director or officer in connection with a proceeding or part thereof, which was initiated by such director or officer unless such proceeding was authorized by the Registrant's Board of Directors.

                  That the determination by or on behalf of the Registrant whether a director or officer is entitled to indemnification must be made by (i) a majority vote of a quorum of the Board of Directors consisting of directors not at the time parties to the same or related proceedings, or (ii) if such a quorum cannot be obtained, by majority vote of a committee duly appointed by the Board of Directors, including directors who are parties to the same or related proceedings, and consisting solely of two or more directors not at the time parties to the same or related proceedings, and (iii) that if the required determination cannot be made in the foregoing manner, it shall be made by independent legal counsel to the Registrant selected by majority vote of the Board of Directors, including directors who are parties to the same or related proceedings.

                  That the termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification of the director or officer is not required.

                  That indemnification is not required if the director or officer has previously received indemnification or allowance of expenses from any person, including the Registrant, in connection with the same proceeding.

         Bylaw ss.6.3 provides for the advancement by the Registrant of expenses incurred by a director or officer who is a party to a proceeding in advance of the final disposition of such proceeding if the director or officer submits a written request therefor and provides (1) a written affirmation of his good faith belief that he has not breached or failed to perform his duties to the Registrant and (2) a written undertaking to repay the allowance and, if required by the Registrant, to pay reasonable interest on the allowance to the extent that indemnification is not required under Article VI or not ordered by a court under the WBCL. Such undertaking may be accepted by the Registrant without reference to the director's or officer's ability to repay and may be secured or unsecured.

         Bylaw ss.6.4 sets forth the applicable procedure for indemnification. It provides that the right to indemnification or advances is enforceable by the director or officer in court if the Registrant denies a request therefor or if no disposition thereof is made within 60 days from receipt by the Registrant of a written demand therefor (and that the expenses incurred in connection with successfully establishing a right to indemnification are also indemnified by the Registrant). ss.6.4 also provides that it is a defense to any such enforcement proceeding that the Registrant has determined that the claimant committed a Breach of Duty.

         Bylaw ss.6.5 provides that the Registrant is not obligated to reimburse the costs of any settlement to which it has not previously agreed in writing. ss.6.5 limits the Registrant's indemnification obligation, if the person to be indemnified unreasonably fails to enter into a settlement thereof offered or assented to by the opposing party in such proceeding and which is acceptable to the Registrant, to the total of the amount at which settlement could have been made and the expenses incurred by such person prior to the time such settlement could reasonably have been effected.

         Bylaw ss.6.6 provides that no subsequent amendment or repeal of Article VI or of relevant provisions of applicable law will affect or diminish in any way the right of any director or officer to indemnification under Article VI hereof with respect to any proceeding arising out of, or relating to, any matters occurring prior to such amendment or repeal.

         Bylaw ss.6.7 provides that the indemnification provided under Article VI shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification may be entitled under the Articles of Incorporation or Bylaws, a written agreement between the director or officer and the Registrant, a resolution of the Board of Directors or a resolution, after notice, adopted by a majority vote of all of the Registrant's voting shares then issued and outstanding, provided that the Registrant may not indemnify a director or officer unless it is determined by or on behalf of the Registrant that the director or officer did not commit a Breach of Duty. ss.6.7 further provides that all rights to indemnification under Article VI shall be deemed to be a contract between the Registrant and each director or officer and binding upon any successor corporation to the Registrant. ss.6.7 also provides that if any portion of Article VI is invalidated by a court, Registrant shall nevertheless indemnify each director or officer against any liabilities and expenses to the fullest extent permitted by any applicable portion of Article VI that was not so invalidated and to the fullest extent permitted by the WBCL.

         Bylaw ss.6.8 provides that the Registrant may purchase and maintain insurance on behalf of a director or officer against liability asserted against or incurred by him in his capacity as a director or officer or arising from his status as such, regardless of whether the Registrant is required or authorized to indemnify or advance expenses to such director or officer.

         Bylaw ss.6.9 provides that the Registrant may, but need not, to the extent authorized from time to time by the Board of Directors, grant, rights to indemnification and to the advancement of expenses to any employee or agent of the corporation who is not a director or officer, to the fullest extent of the provisions of Article VI and may impose such conditions and limitations as the Board of Directors deems appropriate.

         The Registrant carries a policy of Directors and Officers liability insurance which insure against indemnification obligations in most circumstances. In addition, certain employee benefit plans of the Registrant include provisions providing for indemnification of the administrators of such plans.


Item 7.   Exemption from Registration Claimed.

             Not Applicable.


Item 8.   Exhibits.

             The exhibits listed in the Exhibit Index attached hereto have been filed (except where otherwise indicated) as part of this Registration Statement.

Item 9.   Undertakings.

        (a)  The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oshkosh, State of Wisconsin, on June 22, 1999.

                                        ANCHOR BANCORP WISCONSIN INC.



                                        By: /s/ Douglas J. Timmerman
                                            ---------------------------
                                            Douglas J. Timmerman
                                            Chairman of the Board, President
                                            and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated as of this 22nd day of June, 1999. Each person whose signature appears below hereby constitutes and appoints Douglas J. Timmerman and Michael W. Helser, and each of them, as his or her attorney in fact, to sign and to file any amendments, including post-effective amendments, to this Registration Statement.



               Name                                       Title



(1)  Principal Executive Officer


/s/ Douglas J. Timmerman                    President, Chief Executive Officer
--------------------------------
Douglas J. Timmerman



(2), (3)  Principal Financial and Accounting Officer


/s/ Michael W. Helser                       Treasurer, Chief Financial Officer
--------------------------------
Michael W. Helser



4)  Directors


/s/ Douglas J. Timmerman                    Director (Chairman of the Board)
--------------------------------
Douglas J. Timmerman

                                            Director
--------------------------------
Richard A. Bergstrom



                                            Director
--------------------------------
Holly Cremer Berkenstadt



                                            Director
--------------------------------
Donald D. Kropidlowski



/s/ Greg Larson                             Director
--------------------------------
Greg Larson



/s/ Pat Richter                             Director
--------------------------------
Pat Richter



/s/ Bruce A Robertson                       Director
--------------------------------
Bruce A. Robertson

                       REGISTRATION STATEMENT ON FORM S-8
                          ANCHOR BANCORP WISCONSIN INC.

                                  EXHIBIT INDEX

                              ---------------------

                                                       Incorporated
Exhibit                                                  Herein by            Filed
No.            Description                             Reference from       Herewith
------         -----------                             --------------       --------

4.1       FCB Financial Corp. 1998                    Exhibit 4.1 of FCB
          Incentive Stock Plan                        Financial Corp.'s
                                                      Registration State-
                                                      ment on Form S-8
                                                      filed August 26,
                                                      1998 (Commission
                                                      File No. 333-62303)


4.2       FCB Financial Corp. 1993 Stock              Exhibit 4.1 of FCB
          Option and Incentive Plan                   Financial Corp.'s
                                                      Registration State-
                                                      ment on Form S-8
                                                      filed August 5,
                                                      1994 (Commission
                                                      File No. 82584)


4.3       OSB Financial Corp. 1992 Stock              Exhibit A of OSB
          Option and Incentive Plan                   Financial Corp.'s
                                                      Definitive Proxy
                                                      Statement for the
                                                      First Annual Meeting
                                                      of Stockholders held
                                                      on April 22, 1993;
                                                      filed on March 25,
                                                      1993(Commission File
                                                      No.0-20335)


4.4       Amendment to OSB Financial Corp.            Exhibit 4.2 to Regis-
          1992 Stock Option and Incentive             tration Statement on
          Plan dated April 24, 1997                   Form S-8 of FCB
                                                      Financial Corp. filed
                                                      May 14, 1997 (Commis-
                                                      sion File No. 333-27135)


4.5       Provisions of the Articles of               Exhibit 3.1 to Regis-
          Incorporation of Anchor BanCorp             tration Statement on
          Wisconsin Inc. defining the                 Form S-1 of the Regis-
          rights of holders of capital                trant filed on
          stock                                       March 19, 1992 (Commis-
                                                      sion File No. 33-46536)


                       REGISTRATION STATEMENT ON FORM S-8
                          ANCHOR BANCORP WISCONSIN INC.

                                  EXHIBIT INDEX
                                   (continued)
                              ---------------------

                                                  Incorporated
Exhibit                                           Herein by                 Filed
No.            Description                        Reference from          Herewith
------         -----------                        ---------------         --------
4.6       Provisions of the Bylaws of             Exhibit 3.2 to Regis-
          Anchor BanCorp Wisconsin Inc.           tration Statement on
          defining the rights of holders          Form S-1 of the Regis-
          of capital stock                        trant filed on
                                                  March 19, 1992 (Commis-
                                                  sion File No. 33-46536)


4.7       Description of Series A                 Form 8-A of the Regis-
          Preferred Share Purchase                trant dated July 28,
          Rights of Anchor BanCorp                1997, (Commission
          Wisconsin Inc.                          File No. 000-20006)


5.1       Opinion of Whyte Hirschboeck                                           X
          Dudek S.C.


23.1      Consent of Ernst & Young LLP                                           X


23.2      Consent of Whyte Hirschboeck                                           X(1)
          Dudek S.C.


24.1      Power of Attorney relating to                                          X(2)
          subsequent amendments



-------------------------------------------

(1)    Included as part of Exhibit 5.1 of this Registration Statement.

(2)    Included on the signature page of this Registration Statement.